EXHIBIT 10.2
9.0% CONVERTIBLE NOTE DUE 2011

$52,984.39	May 1, 2008

For value received, Fiesta Communications, Inc., a Texas corporation (the “Company”), with principal offices at 900 North Main, McAllen, Texas 78501, hereby promises to pay to ATSI Communications, a Nevada corporation with principal offices at 3201 Cherry Ridge, Suite C300, San Antonio, Texas 78501, or registered assigns, the sum of Fifty-two Thousand nine hundred eight-four .39/100 ($52,984.39). Prior to maturity, this Note will bear interest at a rate equal to 9% per annum, commencing on May 1, 2008. All past due payments shall bear interest at the rate of 18% per annum from the date due until paid. Principal of this Note shall be paid at the principal offices of the Company in twelve (12) equal quarterly payments consisting of $5,088.56 on August 1, 2008 (See Exhibit A) and continuing each quarterly period thereafter. Interest on this Note shall be computed on the amount of principal outstanding from time to time and paid annually in arrears commencing on May 1, 2008 and on each quarterly period thereafter until all accrued and unpaid interest has been paid.

1. DEFINITIONS. . The following terms have the meanings indicated:

“Affiliate” of the Company means any person or entity, which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company. For purposes of this definition, “control” of a person or entity means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Capitalized Lease Obligation” means the obligations of the Company under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Common Stock” means any and all shares, interests, or other participations in, and other equivalents (however designated and whether voting or non-voting) of the Company’s common stock, par value $0.001 per share, whether outstanding on the date hereof or issued after the date hereof, and includes, without limitation, all series and classes of such common stock.

“Company” means Fiesta Communications, Inc., a Texas corporation, as defined above, and includes any corporation, which shall succeed to or assume the obligations of the Company under this Note.

“Conversion Date” means the date on which any principal of, or interest on, this Note is deemed to be converted to Common Stock pursuant to Section 2 or Section 3 hereof.

“Conversion Price” means $0.35 per share. The Conversion Price is subject to adjustment as provided herein.

“Conversion Stock” means the shares of the Company’s Common Stock, issuable upon conversion of any principal of, or interest on, this Note. The number and character of shares of Conversion Stock are subject to adjustment as provided herein, and the term “Conversion Stock” shall include stock and other securities and property at any time receivable or issuable upon conversion of any principal of, or interest on, this Note in accordance with its terms.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company against fluctuations in currency values.

“Note” means this Convertible Note.

““GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“Holder” means ATSI Communications, Inc., the registered holder of this Note.

“Indebtedness” means, without duplication, (i) all Obligations of the Company for borrowed money, (ii) all Obligations of the Company evidenced by bonds, notes, or other similar instruments, (iii) all Capitalized Lease Obligations of the Company, (iv) all Obligations of the Company issued or assumed as the deferred purchase price of property (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith by appropriate proceedings), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) guarantees and other contingent Obligations in respect of indebtedness of other persons or entities of the type referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other person or entity of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of the Company, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, and (viii) all Obligations under Currency Agreements and Interest Swap Obligations of the Company.

“Interest Swap Obligations” means the Obligations of the Company pursuant to any arrangement with any other person or entity, whereby, directly or indirectly, the Company is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person or entity calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Maturity Date” means May 1, 2011.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, commissions, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

2. CONVERSION.

2.1 Conversion. Upon mutual agreement between the Holder and the Company, the principal amount of this Note, and all accrued and unpaid interest thereon, may be converted at any time into shares of Conversion Stock at the Conversion Price. The number of shares of Common Stock issuable upon conversion of this Note shall equal the principal amount hereof (and accrued interest thereon) divided by the Conversion Price.

2.2 Exercise of Conversion Privilege. In order to convert this Note, the Holder or the Company shall present this Note to the other party accompanied by written notice of election to convert this Note. As soon as practicable after the receipt of such notice, the presentation of this Note, and mutual agreement between the parties, the Company shall issue to the Holder a certificate or certificates for the number of shares of Conversion Stock issuable upon the conversion of the principal amount of this Note and the accrued and unpaid interest thereon. The effective date of such conversion shall be the close of business on the date on which such notice shall have been received and the mutual agreement is signed between the parties.

3. ISSUANCE OF CONVERSION STOCK. As soon as practicable after conversion of this Note, any installment of principal, or any interest accrued hereon, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of shares of Conversion Stock to which the Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note or such interest. No fractional shares will be issued upon conversion of this Note; any installment of principal, or any interest accrued hereon. If upon any conversion of this Note, any installment of principal, or any interest accrued hereon, a fraction of a share would otherwise result, then in lieu of such fractional share the Company will pay the cash value of that fractional share, calculated on the basis of the applicable Conversion Price.

4. ADJUSTMENT PROVISIONS. The number and character of shares of Conversion Stock issuable upon conversion of this Note, any installment of principal, or any interest accrued hereon (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Note, any installment of principal, or any interest accrued hereon), and the Conversion Price therefore, are subject to adjustment upon occurrence of the following events after the date this Note is issued:

4.1 Stock Dividends, Splits, Combinations and Reclassifications. If the Company shall (i) declare a dividend or other distribution payable in securities of the Company, (ii) split its outstanding Common Stock into a larger number, (iii) combine its outstanding Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its Common Stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation or other business combination in which the Company is the continuing entity), then the Conversion Price in effect immediately prior to such dividend or other distribution, split, combination or reclassification, as the case may be, shall forthwith be proportionally adjusted. Successive adjustments to the Conversion Price shall be made upon each such dividend or other distribution, split, combination or reclassification.

4.2 Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable in respect to the Conversion Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 5.1), or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Holder, upon conversion of this Note, any installment of principal, or any interest accrued hereon, at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Conversion Stock issuable upon such conversion, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had converted this Note, any installment of principal, or such interest immediately prior thereto (all subject to further adjustment as provided in this Note).

4.3 Adjustment for Merger, Consolidation Etc. Other Than Acquisition. In the event of any merger, consolidation or other similar transaction, then the Holder, upon the conversion of this Note, any installment of principal, or any interest accrued hereon, at any time after the consummation of such transaction, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of this Note or such interest prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such transaction if the Holder had converted this Note, any installment of principal, or such interest immediately prior thereto, all subject to further adjustment as provided in this Note, and the successor or purchasing corporation or other entity in such transaction (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Note; and in each such case, the terms of the Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note, any installment of principal, or any interest accrued hereon, after the consummation of such transaction.

4.4 Conversion of Stock. In case all of the authorized Common Stock of the Company is converted, pursuant to the Company’s Certificate of Incorporation, into other securities or property, or the Common Stock otherwise ceases to exist, then, in such case, the Holder, upon conversion of this Note, any installment of principal, or any interest accrued hereon, at any time after the date on which the Common Stock is so converted or ceases to exist (the “Termination Date”), shall receive, in lieu of the number of shares of Common Stock that would have been issuable upon such exercise immediately prior to the Termination Date, the stock and other securities and property to which the Holder would have been entitled to receive upon the Termination Date if the Holder had converted this Note, any installment of principal, or such interest immediately prior to the Termination Date (all subject to further adjustment as provided in this Note).

4.5 Exception to Anti-dilution Adjustments. No adjustment to the Conversion Price will be made (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the date of the Closing; (ii) upon the grant or exercise of any stock options under any employee benefit plan or otherwise issued to employees or other Affiliates of the Company; (iii) upon issuances of securities in an underwritten public offering; and (iv) upon issuances of securities as consideration for a merger, consolidation or purchase of assets in connection with any strategic alliance, relationship, partnership or joint venture, or in connection with the disposition or acquisition of a business, product, line of business or license by the Company.

4.6 Notice of Adjustments. The Company shall promptly give written notice to the Holder of each adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of this Note, or any interest accrued hereon. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

4.7 No Change Necessary. The form of this Note need not be changed because of any adjustment in the Conversion Price or in the number of shares of Common Stock issuable upon conversion.

4.8 Reservation of Stock. If at any time the number of shares of Common Stock or other securities issuable upon conversion of this Note, any installment of principal, or any interest accrued hereon, shall not be sufficient to effect the conversion of this Note, any installment of principal, or such interest, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or other securities issuable upon conversion of this Note, any installment of principal, or any interest accrued hereon, as shall be sufficient for such purpose.

5. NO RIGHTS OR LIABILITIES AS STOCKHOLDER. This Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, any installment of principal, or any interest accrued hereon, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose. The Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment.

6. SECURITY.

6.1 Property.

(a) Company assigns to the Secured Party, and creates in the Secured Party for its benefit, a security interest for such time until the Obligations are paid in full, in and to all of the property of the Company as set forth in Exhibit "B" attached hereto and the products thereof and the proceeds of all such items (collectively, the "Property"):

(b) Simultaneously with the execution and delivery of this Agreement, the Company shall make, execute, acknowledge, file, record and deliver to the Secured Party any documents reasonably requested by the Secured Party to perfect its security interest in the Property. Simultaneously with the execution and delivery of this Agreement, the Company shall make, execute, acknowledge and deliver to the Secured Party such documents and instruments, including, without limitation, financing statements, certificates, affidavits and forms as may, in the Secured Party's reasonable judgment, be necessary to effectuate, complete or perfect, or to continue and preserve, the security interest of the Secured Party in the Property, and the Secured Party shall hold such documents and instruments as secured party, subject to the terms and conditions contained herein.

6.2 Rights; Interests; Etc.

(a) So long as no Event of Default (as hereinafter defined) shall have occurred and be continuing:

(i) the Company shall be entitled to exercise any and all rights pertaining to the Property or any part thereof for any purpose not inconsistent with the terms hereof; and

(ii) the Company shall be entitled to receive and retain any and all payments paid or made in respect of the Property.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of the Company to exercise the rights which it would otherwise be entitled to exercise pursuant to Section 2.2 hereof shall be suspended, and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to exercise such rights and to receive and hold as Property such payments; provided, however, that if the Secured Party shall become entitled and shall elect to exercise its right to realize on the Property pursuant to Article 5 hereof, then all cash sums received by the Secured Party, or held by Company for the benefit of the Secured Party and paid over pursuant to Section 2.2 hereof, shall be applied against any outstanding Obligations; and

(ii) All interest, dividends, income and other payments and distributions which are received by the Company contrary to the provisions of Section 2.2 hereof shall be received in trust for the benefit of the Secured Party, shall be segregated from other property of the Company and shall be forthwith paid over to the Secured Party; or

(iii) the Secured Party in its sole discretion shall be authorized to sell any or all of the Property at public or private sale in order to recoup all of the outstanding principal plus accrued interest owed pursuant to the Note as described herein

6.3 Events of Default.

The following events shall be deemed “Events of Default”:

a)	Failure of the Company to pay any amount arising under this Note when due, or within 10 business days after it is due.

b)
The Company files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, seeking to adjudicate it as bankrupt or insolvent, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium, or other similar law of any jurisdiction, makes a general assignment for the benefit of its creditors, or consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to all or substantially all of its property; or

c)
A court or governmental authority of competent jurisdiction enters into an order appointing, without consent by ATSI, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any of its subsidiaries or any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law in any jurisdiction, or ordering the dissolution, winding-up or liquidation of ATSI or any of its subsidiaries, or petition for any action (including a petition in bankruptcy or seeking to adjudicate ATSI as bankrupt or insolvent) shall be filed against ATSI and such petition shall not be dismissed within 90 days.

d)	An "Event of Default" shall be deemed to have occurred under this Agreement upon an Event of Default under the Note.

7. NOTICE OF DEFAULT. The Company shall give written notice to the Secured Party of the occurrence of any default or Event of Default under this Agreement, the Note, or any other agreement of Company for the payment of money, promptly upon the occurrence thereof.

8. REDEMPTION. This Note may be redeemed, in whole but not in part, upon not less than ten (10) business days’ notice at any time at the option of the Company, at a price equal to 100.0% of the principal amount of this Note then outstanding plus any interest accrued but unpaid to the redemption date. On and after the redemption date, interest shall cease to accrue on this Note unless the Company defaults in payment of the redemption price on the redemption date.

9. WAIVERS. The Company and each surety (including all guarantors with respect to this Note and all persons pledging collateral to secure this Note), if any, hereby waives (i) all demands and presentments for payment, (ii) all notices of non-payment, intention to accelerate maturity, acceleration of maturity, protest and dishonor, and (iii) diligence in taking any action to collect amounts hereunder and in the handling of any collateral securing this Note.

10. ATTORNEYS’ FEES. In the event the Holder engages the services of attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs, including attorneys’ fees.

11.  DENOMINATIONS, TRANSFER AND EXCHANGE. This Note is in registered form, without coupons. A Holder shall register the transfer of or exchange of this Note in accordance with the Securities Purchase Agreement. The Company, as registrar, may require a Holder, among other things; to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as required by law and/or as permitted by the Securities Purchase Agreement. The registered Holder of this Note shall be treated as the owner of the Note for all purposes.

12. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OR CHOICE OF LAWS.

13. HEADINGS. The headings and captions used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

14. NOTICES. Unless otherwise provided, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with a recognized international courier, fees prepaid and addressed to the Holder at the last address furnished to the Company by the Holder in writing or, in the case of the Company, at the principal offices of the Company, or at such other address as any party may designate by giving ten (10) days’ advance written notice to the other party.

15. AMENDMENTS AND WAIVERS. Any term of this Note may be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holder(s) of a majority of the outstanding principal amount of the Notes. Any amendment or waiver affected in accordance with this Section shall be binding upon the Holder of this Note and each future holder of this Note.

16. SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be enforced to the maximum extent permitted by applicable law, and the balance of the Note shall remain in full force and effect.

17. USURY SAVINGS CLAUSE. The Company and the Holder intend that the loan evidenced by this Note (the “Loan”) shall be in strict compliance with applicable usury laws. If at any time any interest contracted for, charged or received under this Note or otherwise in connection with the Loan would be usurious under applicable law, then regardless of any provisions of this Note or the Securities Purchase Agreement, or any other document or any action or event (including, without limitation, prepayment of principal hereunder or acceleration of maturity) which may occur with respect to this Note or the Loan, it is agreed that all sums that otherwise would be usurious shall be immediately credited by the Holder as a payment of principal hereunder, or if this Note has already been paid, immediately refunded to the Company. All compensation which constitutes interest under applicable law in connection with the Loan shall be amortized, prorated, allocated and spread over the full period of time any indebtedness is owing by the Company under the Loan, to the greatest extent permissible without exceeding the maximum rate of interest allowed by applicable law in effect from time to time during such period.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

FIESTA COMMUNICATIONS, INC.

By:	/s/ Arthur L Smith
Name:	Arthur L Smith
Title:	President

Date:	May 1, 2008

EXHIBIT A

Fiesta Communication
Amortization Schedule
Convertible Note with ATSI (Sale of Telefamilia)

Gross pmt's:	$61,062.68

Quarterly pmt.	$5,088.56
Interest Rate:	9.0000%
Daily rate	0.0247%
Term:	12 Quarters

						CURRENT	LONG TERM
PMT.		QUARTERLY		REDUCTION	TOTAL	PORTION	PORTION
NO:	DATE	PAYMENT	INTEREST	OBLIGATION	OBLIGATION	OBLIGATION	OBLIGATION	TOTAL

	May 1, 2008				$52,984.39	$16,114.90	$36,869.49	$52,984.39
1	August 1, 2008	$5,088.56	$1,201.70	$3,886.86	$49,097.53	$16,480.46	$32,617.07	$49,097.53
2	November 1, 2008	$5,088.56	$1,113.52	$3,975.03	$45,122.50	$16,854.32	$28,268.18	$45,122.50
3	February 1, 2009	$5,088.56	$1,023.35	$4,065.21	$41,057.29	$17,236.66	$23,820.63	$41,057.29
4	May 1, 2009	$5,088.56	$900.76	$4,187.80	$36,869.49	$17,614.92	$19,254.58	$36,869.49
5	August 1, 2009	$5,088.56	$836.13	$4,252.43	$32,617.07	$18,014.51	$14,602.56	$32,617.07
6	November 1, 2009	$5,088.56	$739.67	$4,348.89	$28,268.18	$18,423.17	$9,845.01	$28,268.18
7	February 1, 2010	$5,088.56	$641.01	$4,447.55	$23,820.63	$18,841.10	$4,979.53	$23,820.63
8	May 1, 2010	$5,088.56	$522.50	$4,566.06	$19,254.58	$19,254.57	$0.00	$19,254.58
9	August 1, 2010	$5,088.56	$436.54	$4,652.02	$14,602.56	$14,602.55	$0.00	$14,602.56
10	November 1, 2010	$5,088.56	$331.01	$4,757.55	$9,845.01	$9,845.00	$0.00	$9,845.01
11	February 1, 2011	$5,088.56	$223.08	$4,865.47	$4,979.53	$4,979.53	$0.00	$4,979.53
12	May 1, 2011	$5,088.56	$109.03	$4,979.53	$0.00	$0.00	$0.00	$0.00

	TOTAL:	$61,062.68	$8,078.30	$52,984.39